Exhibit 10.46

FIRST AMENDMENT TO THE

MIRANT SERVICES SUPPLEMENTAL BENEFIT (PENSION) PLAN

WHEREAS, Mirant Services, LLC (“Company”) has adopted the Mirant Services Supplemental Benefit (Pension) Plan, as most recently amended and restated, effective as of January 1, 2009 (“Plan”); and

WHEREAS, the Mirant Benefits Committee (“Committee”) is authorized pursuant to Section 6.2 of the Plan to amend the Plan at any time, provided the amendment to the Plan does not involve a substantial increase in cost to the Company or any United States subsidiary or affiliate of the Mirant Corporation which also has adopted this Plan;

NOW, THEREFORE, the Committee hereby amends the Plan as follows effective January 1, 2009:

1.

Section 5.2(a)(i) and (ii) are hereby deleted and the following is substituted in lieu thereof:

“(i)	The first annual payment of the Participant’s Pension Benefit shall be reduced by the amount necessary to pay any tax due under the Federal Insurance Contributions Act with respect to the amount of the Participant’s Pension Benefit (“FICA Tax”).

(ii)	If additional FICA Taxes are imposed on subsequent annual payments of the Participant’s Pension Benefit or if the amount of FICA Tax exceeds the amount of a Participant’s annual payment, in either event, subsequent payments of the Participant’s Pension Benefit shall be reduced to pay such tax.

(iii)	If FICA Taxes are imposed on the Participant’s Pension Benefit prior to the Participant’s Payment Commencement Date, the Committee may accelerate the payment of the Participant’s Pension Benefit solely to pay all or a portion of the following:

(A)	The FICA Taxes imposed on the Participant’s Pension Benefit,

(B)	Any income tax withholding on wages imposed under Code Section 3401 or under any corresponding withholding provision under applicable state, local or foreign law as a result of accelerating the Participant’s Pension Benefit to pay FICA Taxes, and

(C)	Any additional income tax attributable to the pyramiding Code Section 3401 wages and taxes.

The decision to accelerate the payment of the Participant’s Pension Benefit for the reasons specified above is at the sole discretion of the Committee. The Participant is prohibited from making any direct or indirect election to accelerate the payment of the Participant’s Pension Benefit.”

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Except as amended herein by this First Amendment, the Plan shall remain in full force and effect as amended and restated by the Company prior to the adoption of this First Amendment.

IN WITNESS WHEREOF, the Committee through a duly authorized officer of the Company has adopted this First Amendment to the Plan on this 1st day of September, 2009, to be effective as of the date listed above.

MIRANT SERVICES, LLC

By:
Kevin P. Boudreaux
Vice President, Administration